EXHIBIT 2

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Ardsley Advisory Partners

Ardsley Partners I

Philip J. Hempleman

Ardsley Partners Fund II, L.P.

Ardsley Partners Advanced Healthcare Fund, L.P.

Ardsley Healthcare Fund, L.P.

Ardsley Duckdive Fund, L.P.